July 20, 2001
Securities and Exchange Commission 450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

     We have read Item 4 of Form 8-K/A4 dated July 20, 2001 of NT Media Corp. of California (formerly known as MVD, Inc.) and are in agreement with the statements contained in the first paragraph on page four therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.



                                   Sincerely,



                                   Lesley, Thomas, Schwarz & Postma, Inc.